Contact Information:

Asian Financial Inc.	CCG Investor Relations
Fiona Feng, Assistant to CEO	Crocker Coulson, President
Tel: +86-10-6021 2222	Tel: +1-646-213-1915
Email: fengyuming@duoyuan.com	Email: crocker.coulson@ccgir.com

Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: linda.salo@ccgir.com
www.ccgirasia.com

Asian Financial Announces Results for First Quarter Fiscal 2009
Q1 2009 Revenue Increases 15.6% and Net Income Climbs 26.1% Year-over-Year

BEIJING, November 14, 2008 -- Asian Financial, Inc. ("Asian Financial", or the "Company"), a leading offset printing equipment provider in China, through its wholly-owned operating subsidiary, Duoyuan Digital Printing Technology Industry (China) Co., Ltd. ("Duoyuan"), today announced its financial results for the three months ended September 30, 2008.

First Quarter 2009 Highlights

•	Revenue was $26.2 million, an increase of 15.6% from $22.6 million for the same period last year
•	Gross profit was $13.8 million, an increase of 21.1% from $11.4 million for the same period last year
•	Gross margin was 52.9%, compared to 50.5% for the same period last year
•	Operating income was $9.7 million, an increase of 16.6% from $8.3 million for the same period last year
•	Net income was $8.5 million, or $0.34 per basic and diluted share, an increase of 26.1% from $6.8 million, or $0.27 per basic and diluted share for the same period last year
•	Appointed Mr. William D. Suh as Chief Financial Officer

"After closing a successful fiscal year 2008, we started the first quarter of fiscal 2009 with revenue and net income growth due to the continued increase in sales of our small and large-format multi-color presses,” said Mr. Wenhua Guo, Chairman and Chief Executive Officer of Asian Financial. “More and more of our customers are demanding sophisticated printing equipment, such as our multi-color presses, to produce high quality printing materials more efficiently. During the past quarter we continued to develop new products in the multi-color press category, which we believe will further strengthen our profit margin as the year progresses.”

First Quarter 2009 Results

For the first quarter ended September 30, 2008, revenue was $26.2 million, a 15.6% increase from $22.6 million for the same period last year. The sales of large-format multi-color presses contributed to 58.8% of the Company's total revenue for the three months ended September 30, 2008, compared to 57.3% for the same period last year. The sales of our small and large-format multi-color presses constituted 84.1% of our revenue for the period, compared to 78.9% for the same period last year.

Gross profit was $13.8 million, an increase of 21.1% from $11.4 million for the same period last year. Gross profit margin was 52.9%, an increase of 50.5% from the same period last year. The increase in gross profit margin was mainly due to the growth in the sales of high-margin small and large-format multi-color presses. The gross profit margin of multi-color presses is higher compared to single-color presses.

Selling, general and administrative expenses amounted to $3.5 million, an increase of 17.0% from $3.0 million for the same period last year, due to salary increases for sales personnel, shipping and handling, and advertising expenses. Research and development expenses amounted to $0.7 million for the quarter, an increase of 324.9% from $0.2 million for the same period last year. Research and development expenses increased significantly as the Company produced prototypes of new models of single and multi-color presses during the quarter. These new products are scheduled for commercial production and sale by the fourth quarter of the fiscal year ending June 30, 2009.

Income from operations in the three months ended September 30, 2008 was $9.7 million, an increase of 16.6% from $8.3 million for the same period last year.

Net income increased 26.1% to $8.5 million, or $0.34 per basic and diluted share for the quarter, as compared to $6.8 million, or $0.27 per basic and diluted share, for the three months ended September 30, 2007.

Financial Condition

As of September 30, 2008, the Company had cash and cash equivalents of $19.0 million and working capital of approximately $55.9 million. Total shareholders' equity as of September 30, 2008 was $102.6 million, an increase of $8.8 million compared to $93.8 million as of June 30, 2008. For the three months ended September 30, 2008, the Company generated $11.0 million in cash flow from operating activities, primarily due to net income and the collection of accounts receivable. Capital expenditures totaled $9.1 million for the quarter, primarily due to upgrades at the Company’s Hunan facility and production equipment purchases for the planned manufacturing of cold-set corrugated printing presses at the Langfang facility. Investments included a prepayment of $4.5 million to purchase surface treatment equipment for press and post-press products. The Company anticipates these projects to require additional investments of $6.0 million during fiscal 2009.

Recent Events

Effective October 1, 2008, the Company appointed Mr. William D. Suh to serve as the new Chief Financial Officer of the Company. Prior to joining the Company and since 1990, Mr. Suh was an accountant with Ganze & Company, the largest CPA firm in Napa, California, where he was elected to the partnership in 1997.

Mr. Suh has extensive experience in public accounting, including auditing, tax planning and financial and accounting consulting services, and has worked in various industries, including manufacturing, distribution, wineries and vineyards. He is a CPA in the State of California, and a member of both the American Institute of Certified Public Accountants and the California Society of CPAs. He obtained a Bachelor of Arts in Accounting from Pacific Union College in California.

Business Outlook

While the Chinese economy is experiencing an export-driven slowdown, the Company believes that domestic demand for competitively priced high-quality printing equipment will continue in China, as the country continues to be one of the fastest growing markets in the world for publishing, packaging, and commercial printing. Duoyuan continues to target the domestic market, with exports accounting for no more than 1% of the Company’s total sales during the first quarter of fiscal 2009.

The Company considers the long-term potential of the Chinese logistics industry and the continued demand for packaging to be substantial, and the plans for entering the corrugated printing press manufacturing market have progressed according to plan. The Company has already expended $1.5 million and made a prepayment of $3.1 million to purchase new production equipment for this planned product category.

“Even though the macro-economic environment is challenging, we believe in the long-term potential of the printing industry and will continue developing our high-margin multi-color presses to enhance our competitive advantage. We plan to introduce our newly developed models, the 474II and the 4660-AL, to the market by the fourth quarter of fiscal 2009. Our current investments in the cold-set corrugated printing press production line are timely, as we expect the Chinese economy to start recovering when we begin our production of this product in 2010,” said Mr. Wenhua Guo.

About Asian Financial, Inc.

Asian Financial, Inc., through its wholly-owned subsidiaries, is engaged in the business of manufacturing commercial offset printing presses in the People's Republic of China ("PRC"). The Company combines technical innovation and international quality standards to offer a broad range of printing equipment and solutions. Asian Financial, Inc. has manufacturing and research and development facilities in Langfang, Hebei Province and Shaoyang, Hunan Province in addition to a distribution and service network in approximately 60 cities in China. Headquartered in Beijing, the Company is one of the largest non-government owned major offset printing equipment and solutions providers in China.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "anticipate," "may," "will," "should," "expect," "intend," "estimate," “predict,” "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements which include, but are not limited to, statements concerning the  expectations of the Company and its directors and officers regarding its working capital requirements, financing requirements, business prospects, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Such statements are subject to certain risks and uncertainties, including the matters set forth in its Annual Report or other periodic reports or documents the Company files with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, the forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to differ materially from those expressed in or implied by the forward-looking statements contained herein. Please refer to risk factors that are mentioned in the Company's quarterly report on Form 10-Q of November 14, 2008.

FINANCIAL TABLES TO FOLLOW

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	2008	2007
REVENUES	$26,179,431	$22,645,571

COST OF REVENUE	12,330,752	11,210,255

GROSS PROFIT	13,848,679	11,435,316

RESEARCH AND DEVELOPMENT EXPENSES	694,517	163,457

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,478,613	2,973,267

INCOME FROM OPERATIONS	9,675,549	8,298,592

LIQUIDATED DAMAGES, net of settlement	-	706,476

CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS	(55,407)	-

OTHER EXPENSE, net	179,596	128,397

INCOME BEFORE MINORITY INTEREST AND
PROVISION FOR INCOME TAXES	9,551,360	7,463,719

MINORITY INTEREST	109,737	93,542

INCOME BEFORE PROVISION FOR INCOME TAXES	9,441,623	7,370,177

PROVISION FOR INCOME TAXES	926,791	615,649

NET INCOME	8,514,832	6,754,528

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	256,267	907,750

COMPREHENSIVE INCOME	$8,771,099	$7,662,278

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,000,050	25,000,050

BASIC AND DILUTED EARNING PER SHARE	$0.34	$0.27

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND JUNE 30, 2008

ASSETS
	September 30,	June 30,
	2008	2008
	(Unaudited)
CURRENT ASSETS:
Cash	$19,025,602	$14,199,700
Accounts receivable, net of allowance for doubtful accounts of $1,181,558
and $1,178,328 as of September 30, 2008 and June 30, 2008, respectively	31,952,257	33,184,833
Inventories	23,453,768	23,950,551
Other receivables	21,448	20,834
Deferred expense	661,250	661,250
Total current assets	75,114,325	72,017,168

PLANT AND EQUIPMENT, net	35,050,870	34,130,651

OTHER ASSETS:
Intangible assets, net	3,994,103	4,003,128
Advances on equipment purchases	10,392,713	2,753,610
Total other assets	14,386,816	6,756,738

Total assets	$124,552,011	$112,904,557

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$14,337,400	$11,380,200
Accounts payable	740,473	1,489,255
Accrued liabilities	1,814,474	1,749,129
Other payables	122,059	108,983
Taxes payable	2,234,695	1,702,986
Total current liabilities	19,249,101	16,430,553

DERIVATIVE INSTRUMENT LIABILITIES	1,319,417	1,374,824

MINORITY INTEREST	1,406,057	1,292,843

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized;
25,000,050 shares issued and outstanding	25,000	25,000
Additional paid-in capital	27,263,040	27,263,040
Statutory reserves	7,410,506	6,000,090
Retained earnings	57,162,592	50,058,176
Accumulated other comprehensive income	10,716,298	10,460,031
Total shareholders' equity	102,577,436	93,806,337

Total liabilities and shareholders' equity	$124,552,011	$112,904,557

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,514,832	$6,754,528
Adjustments to reconcile net income to cash
provided by operating activities:
Minority interest	109,737	93,542
Depreciation	666,886	514,100
Amortization	20,014	20,153
Bad debt expense	-	27,975
Change in fair value of derivative instruments	(55,407)	-
Liquidated damages penalty	-	706,476
Change in operating assets and liabilities
Accounts receivable	1,324,371	(373,963)
Inventories	563,474	(1,163,553)
Other receivables	(556)	30,086
Advances on inventory purchases	-	(5,139)
Other assets	-	(90,058)
Accounts payable	(753,328)	1,255,043
Other payables	92,235	27,956
Other payables - related parties	-	(294,986)
Accrued liabilities	(16,859)	32,952
Taxes payable	527,364	3,157
Net cash provided by operating activities	10,992,763	7,538,269

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,494,042)	(250,941)
Advances on equipment purchases	(7,636,248)	-
Net cash used in investing activities	(9,130,291)	(250,941)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	12,882,320	8,999,200
Payments for lines of credit	(9,954,520)	(8,999,200)
Restricted cash	-	2,010,404
Net cash provided by financing activities	2,927,800	2,010,404

EFFECT OF EXCHANGE RATE CHANGES ON CASH	35,630	165,205

INCREASE IN CASH	4,825,902	9,462,937

CASH, beginning of period	14,199,700	7,816,361

CASH, end of period	$19,025,602	$17,279,298

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